EXHIBIT 10.37

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

December 27, 2010

George Kreigler

[Address]

Dear George:

You and Maxwell Technologies, Inc. (the “Company”) entered an Employment Agreement dated September 21, 2009 (the “Employment Agreement”). The Company is proposing to amend the Employment Agreement to avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the amendment herein is not to reduce the level or amount of benefits to which you are entitled under the Employment Agreement. However, to the extent that this amendment impacts your substantive rights under the Employment Agreement, please be assured that the Company has tried in good faith to take all action that impacts your rights only to the minimum extent necessary to achieve this limited purpose. As a result, the Employment Agreement is hereby amended as follows:

1. Subsection 3(e) of the Employment Agreement is hereby amended and restated to read as follows:

(e) Benefits. Executive shall be entitled to participate in the Company’s life insurance, long term disability, dental and medical, and automobile programs as the same may exist from time to time on the terms and conditions applicable to other senior officers of the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. The Company will reimburse Executive for the reasonable cost of an annual physical examination, if Executive elects to have the same. To the extent that any such reimbursements are taxable (i) the amount of any such expense reimbursement or in-kind benefit provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment. If the Executive waives his benefits due to coverage through other means, the Company will pay the Executive an additional sum roughly equal to the cost savings to the Company, provided that such payment shall occur no later than March 15th following the year in which such benefit waiver occurs.

2. Subsection 3(h) of the Employment Agreement is hereby amended and restated to read as follows:

(h) Relocation. Executive shall be reimbursed for normal moving expenses up to a maximum of $30,000 as defined in “Maxwell Technologies Executive Relocation Assistance Guidelines”. To the extent that any such relocation expenses are taxable, they shall be subject to the following conditions: (i) such expenses are reimbursable only so long as Executive remains an employee of the Company and only if the relocation occurs within 12 months following a written request by the CEO that Executive relocate; (ii) any such reimbursements will be paid within 30 days after the date Executive submits receipts for the expenses, provided Executive submits those receipts within 30 days after the expense is incurred; (iii) the amount of any relocation expenses provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iv) the reimbursement of the relocation expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (v) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

3. Subsection 4(d) of the Employment Agreement is hereby amended and restated to read as follows:

(d) Termination by the Company Due to Death or Disability. The employment of Executive shall, at the option of the Company, terminate immediately in the event of his death or permanent disability, in which case notice in writing from the Company shall be sent to Executive or his legal representative. In the event of termination under this Subsection 4(d) and provided a Separation occurs, in addition to any disability benefit coverage to which he may be entitled under any disability insurance programs maintained by the Company in which he is a participant, Executive will be paid an amount equal to six months salary at Executive’s annual base salary rate as in effect on the date of the termination under this Subsection 4(d) in equal monthly installments. Payment of the severance pay will begin on the first regularly scheduled payroll date that occurs on or after 30 days after Executive’s Separation. Except as provided in the preceding sentence, Executive shall be entitled to no additional compensation under this Agreement following the date of termination under this Subsection 4(d), other than base salary earned but not paid, and unused vacation time accrued, through the date of termination. For purposes of this Agreement, “permanent disability” shall mean an illness, disease, mental or physical disability or other causes beyond Executive’s control which makes Executive incapable of discharging his duties or obligations hereunder, or causes Executive to fail in the performance of his duties hereunder, for six consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the CEO. For purposes of Section 409A of the Code, each salary continuation payment is hereby designated as a separate payment.

4. The first paragraph of Subsection 4(e) of the Employment Agreement is hereby amended and restated to read as follows:

(e) Termination by Executive Upon a Change of Control. In the event that (x) a Change of Control (as hereinafter defined) occurs and (y) at any time prior to the second anniversary of such Change of Control, a Triggering Event (as hereinafter defined) shall occur and a Separation occurs, then unless the Executive shall have given his express written consent to the contrary, Executive may, upon 30 days written notice to the Company, terminate his employment prior to the second anniversary of such Change of Control. In such event Executive shall be entitled to the following:

5. Sub-clause (a) of Subsection 4(e) of the Employment Agreement is hereby amended and restated to read as follows:

(a) “Change of Control” means the occurrence of any one of the following: (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation, or otherwise) that results in any person, entity or group acting in concert, acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of common equity stock of the Company as shall exceed 50% of such aggregate voting power; or (ii) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the Company or such entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all, or substantially all, of the Company’s assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company); or (iv) there occurs a change in the composition of the Board during any 12 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as hereinafter defined). “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Commencement Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors casting votes at the time of such election or nomination.

6. [Section 8 of the Employment Agreement is hereby amended and restated to read as follows:

8. Reserved.]

Except as expressly set forth above, the Employment Agreement remains in effect without change.

You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David J. Schramm
Title:	Chief Executive Officer

I have read and accept this amendment:

/s/ George Kreigler
George Kreigler

Dated: December 27, 2010